Cover

Document filed:	Extraordinary Report

Agency filed with:	Director of Kanto Financial Administration Office

Date filed:	May 15, 2012

Company name:	Nippon Light Metal Company, LTD.

Company Name in English:	Nippon Light Metal Company, LTD.

Representative:	President and CEO, Takashi Ishiyama

Head office:	2-2-20, Higashi-shinagawa, Shinagawa-ku, Tokyo

Telephone no.:	+81-3-5461-9211 (central no.)

Administrative contact person:	Executive Officer and General Manager of Legal Department, Hirokazu Takatoku

Contact address:	2-2-20, Higashi-shinagawa, Shinagawa-ku, Tokyo

Telephone no.:	+81-3-5461-9211 (central no.)

Place to be open to the public:	Tokyo Stock Exchange 2-1, Nihonbashi Kodamacho, Chuo-ku, Tokyo

Osaka Stock Exchange 1-8-16, Kitahama, Chuo-ku, Osaka

1.	Reason for filing:

Nippon Light Metal Company, LTD. (hereafter referred to as “this Company) files this special report required under the Financial Instruments and Exchange Law, Article 24, Paragraph 5, No. 4 and the Cabinet Ordinance Concerning Corporate Disclosure, Article 19, Paragraph 2, No.6-3 because it was decided, at the Board of Directors Meeting of this Company held on May 15, 2012, to establish “Nippon Light Metal Holdings Company, Ltd.” (hereinafter referred to as the “Holding Company”) as a 100% parent company of this Company by a single company stock transfer by this Company.

2.	Contents of this report:

(1)	Purpose of this Stock Transfer:

Our group companies’ business operation, with its business core of Aluminum that has excellent characteristics of metal, covers wide range of products from raw material to various processed products. Although this Company carries its business of alumina, chemical products, aluminum sheets, etc., as a whole, the aggregated sales of subsidiaries and related companies (hereinafter collectively referred to as the “Subsidiaries”) amounts to three times of that of this Company.

Comparatively large business volume of Subsidiaries above has resulted not only from establishments of Subsidiaries through spin-offs of certain businesses of this Company carried out in the past, but also from the significant growth of the Subsidiaries’ businesses outside of Japan, such as in China and South East Asia. This trend is expected to continue in the future.

Based on the necessity for the situation described above, we decided to transform our business system from the current one where businesses are dispersed to the parent and Subsidiaries, to a pure holding company where the management and execution are separated, i. which sure leads our group companies to continuous prosperity and increase of their corporate values.

Nippon Light Metal Holdings Company, Ltd., to be newly established and to be governed by a new corporate governance system, will serve to formulate the management strategy and effectively allocate management resources to each business throughout Japan and the world, which can satisfy increasingly sophisticating and varying needs for aluminum and its diversified materials. Furthermore, our business activities will lead to support for our customers in various industrial fields, which will contribute to improving the lives of people as well.

The transition to the holding company system assumes an approval at the 105th annual shareholders meeting scheduled on June 28, 2012.

By this Stock Transfer, this Company will become a 100% subsidiary of the Holding Company and be de-listed, wherein the shares of the Holding Company will be issued pro rata to the shareholders of this Company. The stock of the Holding Company is expected to be newly listed in the Tokyo Stock Exchange and the Osaka Stock Exchange. Though the dates when the stock will be newly listed depend upon the examinations by the Tokyo Stock Exchange and Osaka Stock Exchange, we plan to make it on October 1, 2012, the date of registration of the establishment of the Holding Company (the effective date of the Stock Transfer).

(2)	Method, allocation (ratio of transfer), and other details of this plan of stock transfer:

	1)	Method of stock transfer

This is a single stock transfer of this Company’s stock to the Holding Company to be established and wherein this company will be a 100% subsidiary of the newly established Holding Company.

	2)	Allocation of the shares in this Stock Transfer (share transfer ratio)

	Nippon Light Metal Holding Company, Ltd. (100% parent company)	Nippon Light Metal Company, Ltd. (100% subsidiary)
Share allocation in the transfer	1	1

Note:

  Share transfer ratio
  One common stock share of newly established Holding Company per one common stock share of this Company will be distributed to the shareholders of this Company who are registered in the last shareholders list of this Company as of the day prior to the effective date of this Stock Transfer.

  Number of shares in a unit
  The Holding Company adopts a share unit system wherein one unit consists of 100 shares.

  No. of new shares to be allocated by this Stock Transfer (planned) 545,126,049 shares
  However, if the number of shares outstanding of this Company changed before the effective date of this Stock Transfer, the number of shares to be issued by the Holding Company will change. The same number of common stock shares of the Holding Company will be issued for the shares of this Company held by this Company on the effective date of this Stock Transfer.

  Schedule of Stock Transfer and other details

a)	Schedule of Stock Transfer

Record date for annual shareholders meeting

March 31, 2012 (Saturday)

Date of board of directors meeting which approves this Stock Transfer

May 15, 2012 (Tuesday)

Date of special shareholders meeting which approves this Stock Transfer

June 28, 2012 (Thursday)(Planned)

Date of de-listing of the stock

September 26, 2012 (Wednesday) (Planned)

Registration date of the establishment of Holding Company (Effective date of Stock Transfer)

October 1, 2012 (Monday) (Planned)

Date of listing of Holding Company

October 1, 2012 (Monday) (Planned)

b)	Other details of Stock Transfer

Other details of this Stock Transfer are as described under the “Plan of Stock Transfer ” below.

Plan of Stock Transfer

Nippon Light Metal Company, LTD. (hereinafter referred as “Company A”) adopts the following Plan of Stock Transfer (hereinafter referred as “the Plan”) for the stock transfer (hereinafter referred to as “this Stock Transfer”) by which a 100% parent company of Company A (hereinafter referred to as “Company B”) is to be established.

Purpose, company name, registered office, number of authorized shares, and other matters defined by the bylaws:

Article 1:

(1)	Purpose:
The purpose of Company B is defined under Article 2 of the “Bylaws of Nippon Light Metals Holdings Company.”

(2)	Company name:
Company name of Company B is Nippon Keikinzoku Holdings Kabushikigaisha, and Nippon Light Metal Holdings Company, Ltd. in English.

(3)	Registered office:
Company B’s registered office is to be located in Shinagawa-ku, Tokyo.

(4)	Number of authorized shares:
The total number of authorized shares of Company B is 2,000,000,000.

2.	Matters other than those described above are to be provided by the Bylaws of Nippon Light Metal Holdings Company.”

Names of the initial board of directors and the accounting auditors of Company B:

Article 2:

2.	Names of the initial board of directors of Company B are as follows:

Takashi Ishiyama, Tsuyoshi Nakajima, Makoto Fujioka, Mitsuru Ishihara, Ichiro Okamoto, Toshihide Murakami, Atsushi Inoue, Masao Imasu, Hiroshi Yamamoto, Koji Ueno, Hidetane Iijima (outside director), Masato Ono (outside director).

3.

Named of the initial statutory auditors:
Tadashi Asahi, Nobuo Matsumoto, Toshio Yamagishi, Yuzuru Fujita (outside auditor), Katsuo Wajiki (outside auditor), Tasuo Yuki (outside auditor), Toshihito Hayano (substitute outside auditor).

4.	Name of the initial accounting auditor is as below: Shin Nippon Limited Liability Audit Corporation

Allocation of shares at the time of this Stock Transfer:

Article 3:

1.

At the time of this Stock Transfer, Company B will distribute to the shareholders of Company A the total number of common shares each of said shareholders hold immediately before the time when Company B acquires the entire shares of Company A (hereinafter referred to as the “Record Time”).

2.	At the time of this Stock Transfer, Company B will allocate to the shareholders of Company A at the Record Time pro rata one common stock share of Company B for one common stock share of Company A.

Capital and reserves of Company B:

Article 4: The amount of initial capital and reserves of Company B is as follows:

(1)	Capital:	39,085,000,000 Yen
(2)	Capital reserve:	23,502,000,000 Yen
(3)	Earnings reserve:	0 Yen
(4)	Other capital surplus:	The amount to be obtained by deducting (1) and (2) above from the changes in the shareholders’ equity defined by the Accounting Computation Rules, Article 52, Paragraph 1, footnote.
(5)	Other retained earnings:	0 Yen

Date of incorporation of Company B:

Article 5: The date when the Company B is to be incorporated and registered (hereinafter referred to as the “Date of Incorporation”) is October 1, 2012. However, if it became necessary due to the progress of this Stock Transfer and other reasons, the date may be changed by a resolution of the board of directors meeting of Company A.

Shareholders meeting to approve this Plan of Stock Transfer:

Article 6: Company A will request a resolution to approve this Plan of Stock Transfer and other required matters at the annual shareholders meeting to be held on June 28, 2012.

Stock Exchanges where Company B will be listed:

Article 7: On the Date of Incorporation, Company B plans to list its common stock shares to be issued in the Tokyo Stock Exchange and the Osaka Stock Exchange.

Administrator of the List of Stockholders of Company B:

Article 8: Mitsui Sumitomo Trust Banking Co., Ltd. will be the administrator of the list of Stockholders of Company B.

Change of circumstance:

Article 9: Between the date that this Plan was prepared and the date that this Plan was completed, if significant change(s) occurred to the assets or business operations of Company A due to natural disaster and other reasons, terms of this Stock Transfer may be changed or cancelled by a resolution of the board of directors meeting of Company A.

Effect of this Plan:

Article 10: This Plan will become null and void if this Plan was not approved by the shareholders meeting of Company A, or was not approved by related government offices or agencies and under the laws and regulations of Japan.

May 15, 2012
Company A:
2-2-20, Higashi-Shinagawa, Shinagawa-ku
Tokyo

President and CEO, Takashi Ishiyama

Exhibit

Bylaws of Nippon Light Metal Holdings Co., Ltd.

Chapter 1: General Rules

Company Name:

Article 1: The name of this company is Nippon Keikinzoku Kabushikigaisha, and stated as Nippon Light Metal Holdings Company, ltd. in English.

Purpose:

Article 2: The purpose of this company is to control and to manage various companies which operate businesses such as those described below through its holding of share and equities of those companies.

1.	Manufacture and sales of aluminum and other metals and alloys;

2.	Manufacture and sales of sheets, articles, pipes, rods, cables, casting products made of aluminum and other metals and alloys;

3.	Manufacture and sales of various processed products related to 2. above.

4.	Manufacture and sales of foils, processed foils, powders, flakes, past, pigments, resin compositions for molding made of aluminum and other metals and alloys;

5.	Manufacture and sales of aluminum hydroxide, alumina and related products;

6.	Manufacture and sales of sodium hydroxide, chlorine, hydrochloric acid, Zinc di-iodate soda, benzoyl chloride, compressed hydrogen, and poison and highly toxic material;

7.	Collection, processing, and sales of natural gas, and manufacture and sales of various products made from natural gas;

8.	Printing and coating of resin films and papers, and manufacture and sales of bonded and other packaging materials;

9.	Molding, processing and sales of synthetic resin;

10.	Manufacture and sales of electrode and other carbon products;

11.	Manufacture, sales and leasing of products and their accessories listed below:

	a)	Building materials

	b)	Materials, tools, machines, and equipment for constructions

	c)	Tools, machines and equipment related to pool and flood gate

	d)	Panels for prefabricated business cooling system and refrigerators, and panels for clean rooms

	e)	Tools, machines and equipment for health, air conditioning, and cooling and heating

	f)	Pollution prevention tools, machines and equipment

	g)	Tow truck, automobile bodies, various containers, and other machines and equipment for transportations

	h)	Special vehicles

	i)	Packaging containers

12.	Recycling business of aluminum and other metals;

13.	Design, manufacture, installation, and technical training for the tools, machines and equipment mentioned above.

14.	Agency business of disassembly, repair, and maintenance of vehicles, and regular inspection of vehicles;

15.	Design, supervision and agency work for building and construction, outside and inside remodeling and repairs, furniture building, glass construction, and tools, machines, and equipment related works;

16.	Sales, renting, agency, managing, and appraisal of real estate and ground preparation;

17.	Truck transportation and automobile transportation businesses, and storage management;

18.	Property and casualty insurance agency business and life insurance subscription businesses;

19.	Development and sales of computer software and information systems, and rental business of computer and related tools and equipment;

20.	Operation of sports facilities and restaurants;

21.	Maintenance, security, and cleaning of business offices and plants;

22.	Collection, transportation, and processing of waste, and sales of recycled products;

23.	Electric power supply;

24.	Comprehensive research, test, analysis, measurement and technical cooperation of industrial technologies related to the items described above;

25.	Related and supplemental businesses to the items described above.

Registered office:

Article 3: The registered office of this Company is to be established in Shinagawa-ku, Tokyo.

Organizations:

Article 4: In addition to the shareholders meeting and the board of directors, this company establishes following organizations:

1.	Board of Directors Meeting

2.	Auditors

3.	Auditors Meeting

4.	Accounting Auditor

Method of public announcement:

Article 5: The method of public announcement of this Company is by digital methods. However, it the public announcement by digital methods is not possible by accident and other reasons, the announcement may be made on the Nihon Keizai Shinbun.

Chapter 2: Stock

Number of authorized shares:

Article 6: Total number of authorized shares of this Company is 2,000,000,000.

Acquisition of own shares by this Company:

Article 7: In compliance with the Company Act, Article 165, Paragraph 2 and upon an resolution by the board of directors meeting, this Company may acquire its own shares by such as trading in the stock market.

Number of shares in a unit:

Article 8: The number of shares in one unit of this Company is 100.

Administrator of the list of shareholders:

Article 9: This company appoints an administrator of the list of shareholders.
2)	The administrator of the list of shareholders and administrative office are to be decided by a resolution of the board of directors meeting, and they will be publicly announced.
3)

Administrative works related to the list of shareholders and new share subscription right registration list, including their preparation and maintenance will be delegated to the administrator of the list of shareholders and this Company itself will not handle these tasks.

Rules of handling of stock shares:

Article 10: The matter related to the handling of stock shares of this Company, and procedures for the fees and shareholders’ excise of their rights must be carried out in compliance with the laws and regulations, bylaws of this Company, and the rules for handling of stock shares to be decided at the board of directors meeting.

Chapter 3: Shareholders Meeting

Calling of the meeting:

Article 11: This Company calls the regular stockholders meeting in June each year, and special meetings may be called as required.

Place of the meeting;

Article 12: This Company holds its shareholders meeting in any of the special districts in Tokyo.

Record date for the regular shareholders meeting:

Article 13: The record date to decide the shareholders of this Company who can excise their voting rights in the regular shareholders meeting of relevant fiscal year is March 31.
Shareholders must be registered as of this date.

The person who may call the meeting:

Article 14: The shareholders meeting may be called by the President and CEO and in compliance with a resolution by a board of directors meeting, unless otherwise stipulated by the laws and regulations.
2)	In case President and CEO cannot perform this task, other board of director can call the meeting in compliance with a resolution by the board of directors meeting.

Chairperson:

Article 15: The CEO and President serves as the chairman of the shareholders meeting.
2)	In case the CEO and President cannot perform this task, other board of director can serve as the chairperson of the meeting.
3)	In case entire members of the board of directors cannot perform this task, a chairperson will be selected among the shareholders attending at the shareholders meeting.

Disclosure in the Internet and constructive offer of the reference materials and others for the shareholders meeting:

Article 16: When this Company calls a shareholders meeting, as required by the ordinance of the Ministry of Finance, this Company discloses via Internet, the documents and information such as the reference materials for the shareholders meeting, reports of business operations, and the information to be stated in and related to the financial statements and consolidated financial statements. By doing so, this Company is regarded to have constructively offered the documents and information to the shareholders.

Resolutions:

Article 17: Resolutions of a shareholders meeting must be adopted by the majority of the voting rights held by the shareholders attending, unless otherwise provided by the laws and regulation or the bylaws.
2)

Resolution of the shareholders meeting, provided under the Company Act, Article 309, Paragraph 2, must be adopted at a meeting to which shareholders having 1/3 or more of the total voting rights are attending and 2/3 or more of the voting rights of the attending shareholders approved.

Voting by proxy:

Article 18: A shareholder may excise its voting rights by appointing another shareholder as his/her proxy. However, the shareholder or its proxy must provide a document to this Company certifying the proxy.

Chapter 4: Directors and Board of Directors Meeting

Number of directors:

Article 19: Number of directors of this Company is maximum 15.

Appointment of directors:

Article 20: The directors must be appointed by a resolution at a shareholders meeting to which shareholders having 1/3 or more of the voting rights are attending and the majority of the voting rights of the shareholders attending approved.
2)	Cumulative voting may not be used for the resolution to appoint board of directors.

Term:

Article 21: Term of the board of directors is maximum one year and terminates at the close of a regular shareholders meeting in which the final result of the relevant fiscal year is to be discussed.

Representative director and dual duty officer director:

Article 22: A representative director shall be elected by a resolution of the board of directors meeting.
2)	One dual duty director and president shall be elected by a resolution of the board of directors meeting. Chairman of the board of directors may be elected if required.

Person who may call a board of directors meeting and a chairman of the meeting:

Article 23: Chairman of the board of directors may call a board of directors meeting and serves as the chairman of the meeting, unless otherwise provided by the laws and regulations.
2)

If chairman is not appointed or cannot perform its task, the director and president shall call the board of directors meeting and serves as a chairman of the meeting. If both the director and chairman and the director and president cannot perform the task, other director shall call the board of directors meeting and services as the chairman in compliance with the rules of the board of directors meeting.

Notice of the board of directors meeting:

Article 24: The notice of the board of directors meeting must be issued at least 5 days prior to the date of the meeting. However, in an emergency, this term of notice may be shortened.
2)	If all of the board of directors and auditors consent, a board of directors meeting may be held without the formal steps of calling the meeting described above.

Method of resolution:

Article 25: Resolution must be adopted in a meeting to which a majority of the board of directors who can participate for the resolution are attending, and must be approved by a majority of the directors attending.

Rule of the board of directors meeting:

Article 26: Matters related to the board of directors meeting shall be decided in compliance with the laws and regulations and the rule of the board of directors meeting decided at the board of directors meeting.

Compensation:

Article 27: The compensation, bonus and other financial earnings to be received by the board of directors as considerations (hereinafter referred to as “Compensations”) must be decided by a resolution of the shareholders meeting.

Indemnity of the board of directors:

Article 28: As provided under the Company Act, Article 426, Paragraph 1, and maximum as allowed by the laws and regulations, this Company can indemnify the liabilities of the board of directors, as provided under the Company Act, Article 423, Paragraph 1, by a resolution of the board of directors meeting.
2)

As provided under the Company Act, Article 427, Paragraph 1, this company can enter into an agreement with each of the outside board of directors to limit the liabilities of each of them as provided under the Company Act, Article 423, Paragraph 1. However, the minimum amount of indemnity to be provided by such agreement is 7 million yen, and the higher amount of either an amount fixed in advance or the one provided by the laws and regulations will be provided.

Chapter 5: Statutory Auditors and Accounting Auditor

Number of statutory auditors and accounting auditor:

Article 29: Maximum number of statutory auditors of this Company is 7.

Method of appointment:

Article 30: The statutory auditors must be appointed by a resolution at a shareholders meeting to which shareholders having 1/3 or more of the voting rights are attending and majority of the voting rights of the shareholders attending approved.

Validity of the resolution appointing substitute auditors:

Article 31: Valid term of a resolution appointing a substitute auditor terminates at the start of the last regular shareholders meeting to be held within 4 fiscal years from the time he or she was appointed.

Term:

Article 32: Term of an auditor expires at the close of the last regular shareholders meeting held within 4 fiscal years from his/her appointment.
2)	The term of a substitute auditor appointed to fill a position vacated by a retired auditor is the balance of the term of said retired auditor.

Full-time auditor:

Article 33: Full-time auditors shall be appointed by a resolution of an auditors meeting.

Notice of the auditors meeting:

Article 34: The notice of the auditors meeting must be issued at least 5 days prior to the date of the meeting. However, in an emergency, this term of notice may be reduced.
2)	If all of the auditors consent, an auditors meeting may be held without the formal steps of calling the meeting.

Method of resolution:

Article 35: Resolution must be adopted by a meeting to which a majority of the auditors attending unless otherwise provided by laws and regulations and this bylaws.

Rule of the auditors meeting:

Article 36: Matters related to the auditors meeting shall be decided in compliance with laws and regulations and the rule of the auditors meeting decided at the auditors meeting.

Compensation:

Article 37: Compensation of the auditors shall be decided by a resolution of a shareholders meeting.

Indemnification of auditors:

Article 38: As provided under the Company Act, Article 423, Paragraph 1, and maximum as allowed by laws and regulations, this Company can indemnify the liabilities of the auditors (including those who were auditors).
2)

As provided under the Company Act, Article 427, Paragraph 1, this company can enter into an agreement with each auditor to limit the liabilities of each of them as provided under the Company Act, Article 423, Paragraph 1. However, the minimum amount of indemnity to be provided by such agreement is 7 million yen, and the higher amount of either the one fixed in advance or the one provided by the laws and regulations will be provided.

Chapter 6: Computation

Fiscal year:

Article 39: The fiscal year of this Company starts on April 1 and ends on March 31 of next year.

Distribution of earned surplus:

Article 40: This Company, by a resolution of a shareholders meeting, may distribute the earned surplus as the term-end dividends to the shareholders and the mortgage holders of the registered shares who are registered in the last list of the shareholders as of March 31 of each year.
2)

This Company, by a resolution of a board of directors meeting, may distribute the earned surplus, as provided under the Company Act, Article 454, Paragraph 5, to the shareholders and the mortgage holders registered in the last list of shareholders as of September 30 of each year.

Cancellation of distributions:

Article 41: When the distributions of assets were made in money, and the distributions were not claimed after 5 years from the first day of the distribution, this Company can be cancel such distributions.
2)	No interest will accrue for the money amounts described above.

Supplemental Rules:

Initial fiscal year:

Article 1: The initial fiscal year starts from the date of incorporation and ends on March 31, 2013, irrespective of Article 39 above.

Compensation for the initial board of directors and auditors:

Article 2: Irrespective of Article 27 and Article 37, the compensation for the initial board of directors who will serve from the date of incorporation to the close of the first regular shareholders meeting shall be maximum 297 million yen, and the compensation for the initial auditors shall be maximum 72 million yen. However, the amount of compensation for a director does not include the salary for the one who serves both as a director and an employee of this Company.

Cancellation of this supplemental rules:

Article 3: Article 2 above and Article 3 will be cancelled as of the close of the initial regular shareholders meeting of this Company.

End.

(3)	Basis for the computation of allocations for this Stock Transfer:

In this Stock Transfer, one 100% parent company will be established by a single company stock transfer without any change in the shareholder composition of the Holding Company compared with this Company. Thus, primarily in order not to disadvantage any shareholders, one common stock share of the Holding Company is supposed to be distributed to one common stock share of this Company.

Due to the circumstance of this Stock Transfer described above, no computation was carried out by a third party.

(4)	Company name, registered office, name of the representative, paid-in capital, net assets, total assets, and the type of business:

Company Name	Nippon Light Metal Holdings Company, Ltd.
Registered Office	2-2-20, Higashi-shinagawa, Shinagawa-ku, Tokyo
Name and Title of Representative	Takashi Ishiyama, President and CEO
Paid-in Capital	39,085,000,000 yen
Net Assets	Not decided
Total Assets	Not decided
Type of Business	To manage subsidiaries and related work

End.

Rule 802 Legend (for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.